Exhibit 99.1

CION INVESTMENT CORPORATION REPORTS SECOND QUARTER 2024 FINANCIAL RESULTS

Disciplined Capital Deployment Contributes to Net Portfolio Growth

 For Immediate Release

NEW YORK, August 8, 2024 — CION Investment Corporation (NYSE: CION) (“CION” or the “Company”) today reported financial results for the second quarter ended June 30, 2024 and filed its Form 10-Q with the U.S. Securities and Exchange Commission.

CION also announced that, on August 5, 2024, its co-chief executive officers declared a third quarter 2024 base distribution of $0.36 per share, payable on September 17, 2024 to shareholders of record as of September 3, 2024.

SECOND QUARTER AND OTHER HIGHLIGHTS

•	Net investment income and earnings per share for the quarter ended June 30, 2024 were $0.43 per share and $0.42 per share, respectively;

•	Net asset value per share was $16.08 as of June 30, 2024 compared to $16.05 as of March 31, 2024, an increase of $0.03 per share, or 0.2%. The increase was primarily due to out-earning its distribution by $0.02 per share and repurchases of the Company's common stock below NAV during the quarter ended June 30, 2024, which was partially offset by realized and unrealized losses of $0.01 per share;

•	As of June 30, 2024, the Company had $1.07 billion of total principal amount of debt outstanding, of which 61% was comprised of senior secured bank debt and 39% was comprised of unsecured debt. The Company’s net debt-to-equity ratio was 1.13x as of June 30, 2024 compared to 1.03x as of March 31, 2024;

•	As of June 30, 2024, the Company had total investments at fair value of $1.82 billion in 107 portfolio companies across 24 industries. The investment portfolio was comprised of 85.1% senior secured loans, including 84.3% in first lien investments;[1]

•	During the quarter, the Company funded new investment commitments of $137 million, funded previously unfunded commitments of $10 million, and had sales and repayments totaling $77 million, resulting in a net increase to the Company's funded portfolio of $70 million;

•	As of June 30, 2024, investments on non-accrual status amounted to 1.36% and 2.69% of the total investment portfolio at fair value and amortized cost, respectively, compared to 0.86% and 2.88%, respectively, as of March 31, 2024;

•	During the quarter, the Company repurchased 234,982 shares of its common stock under its 10b5-1 trading plan at an average price of $11.37 per share for a total repurchase amount of $2.7 million. Through June 30, 2024, the Company repurchased a total of 3,432,817 shares of its common stock under its 10b5-1 trading plan at an average price of $9.99 per share for a total repurchase amount of $34.3 million; and

•	On July 15, 2024, the Company further amended its $675 million senior secured credit facility with JPMorgan Chase Bank, National Association (“JPM”) to (i) reduce the credit spread on the floating interest rate payable by the Company on advances from the three-month SOFR plus a credit spread of 3.20% per year to the three-month SOFR plus a credit spread of 2.55% per year, and (ii) extend the reinvestment period from July 15, 2024 to June 15, 2026 and the maturity date from May 15, 2025 to June 15, 2027[2].

DISTRIBUTIONS

•	For the quarter ended June 30, 2024, the Company paid a quarterly base distribution totaling $19.3 million, or $0.36 per share, and declared a mid-year supplemental distribution totaling $2.7 million, or $0.05 per share, paid on July 12, 2024 to shareholders of record as of June 28, 2024.

Michael A. Reisner, co-Chief Executive Officer of CION, commented:

“I’m pleased to report that CION continues to perform well, with strong results in net investment income, NAV stability, capital deployment, and portfolio credit performance. We are focused on building a durable franchise here at CION, and believe that CION is uniquely positioned for this environment given our middle market, first lien direct lending focus paired with our opportunistic strategy as we seek to capture alpha in volatile and complex market conditions.”

SELECTED FINANCIAL HIGHLIGHTS

	As of
(in thousands, except per share data and ratios)	June 30, 2024		March 31, 2024
Investment portfolio, at fair value[1]	$1,822,963		$1,740,700
Total debt outstanding[3]	$1,069,844		$1,069,844
Net assets	$860,806		$863,059
Net asset value per share	$16.08		$16.05
Debt-to-equity ratio	1.24	x	1.24	x
Net debt-to-equity ratio	1.13	x	1.03	x

	Three Months Ended
(in thousands, except share and per share data)	June 30, 2024	March 31, 2024
Total investment income	$61,357	$73,554
Total operating expenses and income tax expense	$38,394	$40,961
Net investment income after taxes	$22,963	$32,593
Net realized losses	$(20,277)	$(9,736)
Net unrealized gains (losses)	$19,692	$(16,412)
Net increase in net assets resulting from operations	$22,378	$6,445

Net investment income per share	$0.43	$0.60
Net realized and unrealized losses per share	$(0.01)	$(0.48)
Earnings per share	$0.42	$0.12

Weighted average shares outstanding	53,595,624	53,960,698
Distributions declared per share	$0.41	$0.34

Total investment income for the three months ended June 30, 2024 and March 31, 2024 was $61.4 million and $73.6 million, respectively. The decrease in total investment income was primarily driven by higher investment income from origination and restructuring activities and fees received in connection with the repayment of portfolio investments during the three months ended March 31, 2024.

Operating expenses for the three months ended June 30, 2024 and March 31, 2024 were $38.4 million and $41.0 million, respectively. The decrease in operating expenses was primarily driven by lower advisory fees due to a decrease in total investment income during the quarter ended June 30, 2024 as compared to the quarter ended March 31, 2024.

PORTFOLIO AND INVESTMENT ACTIVITY1

A summary of the Company's investment activity for the three months ended June 30, 2024 is as follows:

	New Investment Commitments		Sales and Repayments
Investment Type (in thousands)	Amount	Percentage of Total	Amount	Percentage of Total
Senior secured first lien debt	$138,624	93%	$61,908	81%
Senior secured second lien debt	—	—	12,505	16%
Collateralized securities and structured products - equity	—	—	64	—
Equity	9,758	7%	2,446	3%
Total	$148,382	100%	$76,923	100%

During the three months ended June 30, 2024, new investment commitments were made across 3 new and 16 existing portfolio companies. During the same period, the Company exited its investment in 1 portfolio company via sale and wrote off all investments in 4 portfolio companies. As a result, the number of portfolio companies decreased from 109 as of March 31, 2024 to 107 as of June 30, 2024.

PORTFOLIO SUMMARY1

As of June 30, 2024, the Company’s investments consisted of the following:

	Investments at Fair Value
Investment Type (in thousands)	Amount	Percentage of Total
Senior secured first lien debt	$1,536,753	84.3%
Senior secured second lien debt	15,050	0.8%
Collateralized securities and structured products - equity	770	0.1%
Unsecured debt	5,493	0.3%
Equity	264,897	14.5%
Total	$1,822,963	100.0%

The following table presents certain selected information regarding the Company’s investments:

	As of
	June 30, 2024		March 31, 2024
Number of portfolio companies	107		109
Percentage of performing loans bearing a floating rate[4]	94.5%		92.6%
Percentage of performing loans bearing a fixed rate[4]	5.5%		7.4%
Yield on debt and other income producing investments at amortized cost[5]	12.86%		12.93%
Yield on performing loans at amortized cost[5]	13.26%		13.39%
Yield on total investments at amortized cost	11.48%		11.52%
Weighted average leverage (net debt/EBITDA)[6]	4.74	x	4.98	x
Weighted average interest coverage[6]	2.01	x	1.98	x
Median EBITDA[7]	$32.8 million		$33.7 million

As of June 30, 2024, investments on non-accrual status represented 1.36% and 2.69% of the total investment portfolio at fair value and amortized cost, respectively. As of March 31, 2024, investments on non-accrual status represented 0.86% and 2.88% of the total investment portfolio at fair value and amortized cost, respectively.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2024, the Company had $1.07 billion of total principal amount of debt outstanding, comprised of $650 million of outstanding borrowings under its senior secured credit facilities and $420 million of unsecured notes and term loans. The combined weighted average interest rate on debt outstanding was 8.4% for the quarter ended June 30, 2024. As of June 30, 2024, the Company had $93 million in cash and short-term investments and $175 million available under its financing arrangements.3

EARNINGS CONFERENCE CALL

CION will host an earnings conference call on Thursday, August 8, 2024 at 11:00 am Eastern Time to discuss its financial results for the second quarter ended June 30, 2024. Please visit the Investor Resources - Events and Presentations section of the Company’s website at www.cionbdc.com for a slide presentation that complements the earnings conference call.

All interested parties are invited to participate via telephone or listen via the live webcast, which can be accessed by clicking the following link: CION Investment Corporation Second Quarter Conference Call. Domestic callers can access the conference call by dialing (877) 484-6065. International callers can access the conference call by dialing +1 (201) 689-8846. All callers are asked to dial in approximately 10 minutes prior to the call. An archived replay will be available on a webcast link located in the Investor Resources - Events and Presentations section of CION’s website.

ENDNOTES

1)	The discussion of the investment portfolio excludes short-term investments.

2)	The Company incurred certain customary costs and expenses in connection with the JPM fifth amendment and will pay an annual administrative fee of 0.20% on JPM's total financing commitment.

3)	Total debt outstanding excludes netting of debt issuance costs of $8.1 million and $9.4 million as of June 30, 2024 and March 31, 2024, respectively.

4)	The fixed versus floating composition has been calculated as a percentage of performing debt investments measured on a fair value basis, including income producing preferred stock investments and excludes investments, if any, on non-accrual status.

5)	Computed based on the (a) annual actual interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments as of the reporting date, divided by (b) the total performing debt and other income producing investments (excluding investments on non-accrual status) at amortized cost. This calculation excludes exit fees that are receivable upon repayment of the investment.

6)	For a particular portfolio company, the Company calculates the level of contractual indebtedness net of cash (“net debt”) owed by the portfolio company and compares that amount to measures of cash flow available to service the net debt. To calculate net debt, the Company includes debt that is both senior and pari passu to the tranche of debt owned by it but excludes debt that is legally and contractually subordinated in ranking to the debt owned by the Company. The Company believes this calculation method assists in describing the risk of its portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by the Company relative to other senior and junior creditors of a portfolio company. The Company typically calculates cash flow available for debt service at a portfolio company by taking EBITDA for the trailing twelve-month period. Weighted average net debt to EBITDA is weighted based on the fair value of the Company's performing debt investments and excluding investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

For a particular portfolio company, the Company also calculates the level of contractual interest expense owed by the portfolio company and compares that amount to EBITDA (“interest coverage ratio”). The Company believes this calculation method assists in describing the risk of its portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Weighted average interest coverage is weighted based on the fair value of the Company's performing debt investments, and excludes investments where interest coverage may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Portfolio company statistics, including EBITDA, are derived from the financial statements most recently provided to the Company for each portfolio company as of the reported end date. Statistics of the portfolio companies have not been independently verified by the Company and may reflect a normalized or adjusted amount.

7)	Median EBITDA is calculated based on the portfolio company's EBITDA as of the Company's initial investment.

CĪON Investment Corporation

 Consolidated Balance Sheets

 (in thousands, except share and per share amounts)

	June 30, 2024	March 31, 2024
	(unaudited)	(unaudited)
Assets
Investments, at fair value:
Non-controlled, non-affiliated investments (amortized cost of $1,544,674 and $1,541,138, respectively)	$1,502,910	$1,494,478
Non-controlled, affiliated investments (amortized cost of $240,735 and $212,966, respectively)	250,411	202,915
Controlled investments (amortized cost of $138,792 and $154,505, respectively)	152,804	173,444
Total investments, at fair value (amortized cost of $1,924,201 and $1,908,609, respectively)	1,906,125	1,870,837
Cash	9,798	48,482
Interest receivable on investments	40,841	36,366
Receivable due on investments sold and repaid	2,631	11,452
Dividends receivable on investments	129	—
Prepaid expenses and other assets	942	1,137
Total assets	$1,960,466	$1,968,274

Liabilities and Shareholders' Equity
Liabilities
Financing arrangements (net of unamortized debt issuance costs of $8,134 and $9,388, respectively)	$1,061,710	$1,060,455
Payable for investments purchased	11,789	21,041
Accounts payable and accrued expenses	1,031	743
Interest payable	9,614	8,556
Accrued management fees	6,841	6,864
Accrued subordinated incentive fee on income	4,871	6,914
Accrued administrative services expense	1,128	642
Shareholder distribution payable	2,676	—
Total liabilities	1,099,660	1,105,215

Shareholders' Equity
Common stock, $0.001 par value; 500,000,000 shares authorized; 53,525,623 and
54,760,605 shares issued, and 53,525,623 and 53,760,605 shares outstanding, respectively	54	54
Capital in excess of par value	1,025,689	1,028,360
Accumulated distributable losses	(164,937)	(165,355)
Total shareholders' equity	860,806	863,059
Total liabilities and shareholders' equity	$1,960,466	$1,968,274
Net asset value per share of common stock at end of period	$16.08	$16.05

CĪON Investment Corporation

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2024	2023	2024	2023	2023
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Investment income
Non-controlled, non-affiliated investments
Interest income	$38,512	$47,117	$93,884	$89,885	$184,013
Paid-in-kind interest income	7,236	4,297	14,285	9,128	22,317
Fee income	1,338	1,154	5,211	2,297	7,871
Dividend income	5,139	—	5,139	—	210
Non-controlled, affiliated investments
Interest income	2,383	1,734	3,902	4,208	7,068
Paid-in-kind interest income	2,569	1,751	5,051	3,482	8,372
Fee income	704	477	704	2,397	2,432
Dividend income	13	52	40	3,933	3,946
Controlled investments
Interest income	3,163	1,914	6,395	3,891	8,090
Paid-in-kind interest income	—	—	—	—	1,050
Fee income	300	—	300	—	1,391
Dividend income	—	—	—	4,250	4,250
Total investment income	61,357	58,496	134,911	123,471	251,010
Operating expenses
Management fees	6,841	6,546	13,705	13,222	26,856
Administrative services expense	1,246	910	2,338	1,747	3,971
Subordinated incentive fee on income	4,871	4,965	11,785	11,300	22,277
General and administrative	1,659	2,074	3,443	4,029	7,382
Interest expense	23,773	20,467	48,075	39,776	85,556
Total operating expenses	38,390	34,962	79,346	70,074	146,042
Net investment income before taxes	22,967	23,534	55,565	53,397	104,968
Income tax expense (benefit), including excise tax	4	118	9	123	(54)
Net investment income after taxes	22,963	23,416	55,556	53,274	105,022
Realized and unrealized gains (losses)
Net realized losses on:
Non-controlled, non-affiliated investments	(13,186)	(18,928)	(22,922)	(23,453)	(31,927)
Non-controlled, affiliated investments	(7,091)	—	(7,091)	—	—
Controlled investments	—	—	—	—	—
Net realized losses	(20,277)	(18,928)	(30,013)	(23,453)	(31,927)
Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	1,417	23,396	(5,100)	(17,690)	15,658
Non-controlled, affiliated investments	23,202	595	16,956	(9,695)	(7,335)
Controlled investments	(4,927)	(585)	(8,576)	(5,587)	13,896
Net change in unrealized appreciation (depreciation)	19,692	23,406	3,280	(32,972)	22,219
Net realized and unrealized (losses) gains	(585)	4,478	(26,733)	(56,425)	(9,708)
Net increase (decrease) in net assets resulting from operations	$22,378	$27,894	$28,823	$(3,151)	$95,314
Per share information—basic and diluted
Net increase (decrease) in net assets per share resulting from operations	$0.42	$0.51	$0.54	$(0.06)	$1.74
Net investment income per share	$0.43	$0.43	$1.03	$0.97	$1.92
Weighted average shares of common stock outstanding	53,595,624	54,788,740	53,778,161	54,948,225	54,685,327

ABOUT CION INVESTMENT CORPORATION

CION Investment Corporation is a leading publicly listed business development company that had approximately $2.0 billion in total assets as of June 30, 2024. CION seeks to generate current income and, to a lesser extent, capital appreciation for investors by focusing primarily on senior secured loans to U.S. middle-market companies. CION is advised by CION Investment Management, LLC, a registered investment adviser and an affiliate of CION. For more information, please visit www.cionbdc.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss CION’s plans, strategies, prospects and expectations concerning its business, operating results, financial condition and other similar matters. These statements represent CION’s belief regarding future events that, by their nature, are uncertain and outside of CION’s control. There are likely to be events in the future, however, that CION is not able to predict accurately or control. Any forward-looking statement made by CION in this press release speaks only as of the date on which it is made. Factors or events that could cause CION’s actual results to differ, possibly materially from its expectations, include, but are not limited to, the risks, uncertainties and other factors CION identifies in the sections entitled “Risk Factors” and “Forward-Looking Statements” in filings CION makes with the SEC, and it is not possible for CION to predict or identify all of them. CION undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

OTHER INFORMATION

The information in this press release is summary information only and should be read in conjunction with CION’s Quarterly Report on Form 10-Q, which CION filed with the SEC on August 8, 2024, as well as CION’s other reports filed with the SEC. A copy of CION’s Quarterly Report on Form 10-Q and CION’s other reports filed with the SEC can be found on CION’s website at www.cionbdc.com and the SEC’s website at www.sec.gov.

CONTACTS

Media

Susan Armstrong

sarmstrong@cioninvestments.com

Investor Relations

Charlie Arestia

carestia@cioninvestments.com

(646) 253-8259

James Carbonara

Hayden IR

James@haydenir.com

(646) 755-7412